The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated January 23, 2023

PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 7,715 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated January , 2023

Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Dual Directional Buffered PLUS due March 11, 2024

Based on the Worst Performing of the Common Stock of The Procter & Gamble Company, the Common Stock of The Coca-Cola Company and the Common Stock of Costco Wholesale Corporation

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Buffered PLUS, or “Buffered PLUS,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. Instead, at maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the worst performing of the common stock of The Procter & Gamble Company, the common stock of The Coca-Cola Company and the common stock of Costco Wholesale Corporation, which we refer to as Procter & Gamble Stock, Coca-Cola Stock and Costco Stock, respectively, and collectively as the “underlying stocks.” At maturity, if the final share price of each underlying stock is greater than its respective initial share price, you will receive the stated principal amount of your investment plus leveraged upside performance of the worst performing underlying stock, subject to the maximum payment at maturity. If the final share price of any underlying stock is less than or equal to its respective initial share price, but the final share price of each underlying stock is greater than or equal to 90% of its respective initial share price, meaning that no underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 10%, you will receive the stated principal amount of your investment plus an unleveraged positive return based on the absolute value of the performance of the worst performing underlying stock. However, if the final share price of any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 10%, you will be negatively exposed to the full amount of the percentage decline in the worst performing underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in any underlying stock by an amount greater than the buffer amount will result in a loss, and potentially a significant loss, of your investment even if the other underlying stocks have appreciated or have not declined as much. The Buffered PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income and upside above the maximum payment at maturity in exchange for the leverage, buffer and absolute return features that in each case apply to a limited range of performance of the worst performing underlying stock. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and issue price of each Buffered PLUS is $1,000.

•	We will not pay interest on the Buffered PLUS.

•	At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold:

º	If the final share price of each underlying stock is greater than its respective initial share price: $1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity of at least $1,190.00 per Buffered PLUS (119.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date;

º	If the final share price of any underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to 90% of its respective initial share price, meaning that no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%: $1,000 + ($1,000 × absolute share return of the worst performing underlying stock); or

º	If the final share price of any underlying stock is less than 90% of its respective initial share price, meaning that any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 10%: ($1,000 × share performance factor of the worst performing underlying stock) + $100

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

•	The leverage factor is 500%.

•	The buffer amount is 10%. As a result of the buffer amount of 10%, the price at or above which each of the underlying stocks must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows:

º	With respect to the Procter & Gamble Stock, $ , which is 90% of its initial share price

º	With respect to the Coca-Cola Stock, $ , which is 90% of its initial share price

º	With respect to the Costco Stock, $ , which is 90% of its initial share price

•	The minimum payment at maturity is $100 per Buffered PLUS (10% of the stated principal amount).

•	The worst performing underlying stock is the underlying stock with the lowest share percent change.

•	The share percent change with respect to each underlying stock will be equal to (i) the final share price minus the initial share price, divided by (ii) the initial share price.

•	The absolute share return will be equal to the absolute value of the share percent change. For example, a -5% share percent change will result in an absolute share return of 5%.

•	The share performance factor with respect to each underlying stock will be equal to (i) the final share price divided by (ii) the initial share price.

•	The initial share price with respect to each underlying stock is as follows:

º	With respect to the Procter & Gamble Stock, $

º	With respect to the Coca-Cola Stock, $

º	With respect to the Costco Stock, $

•	The final share price with respect to each underlying stock will equal the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of March 6, 2024, which we refer to as the valuation date. The adjustment factor for each underlying stock will be initially set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.

•	Investing in the Buffered PLUS is not equivalent to investing in Procter & Gamble Stock, Coca-Cola Stock or Costco Stock.

•	The Buffered PLUS will not be listed on any securities exchange.

•	The estimated value of the Buffered PLUS on the pricing date is approximately $950.70 per Buffered PLUS, or within $35.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the Buffered PLUS is 61774TSB9 and the ISIN for the Buffered PLUS is US61774TSB97.

You should read the more detailed description of the Buffered PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information about the Buffered PLUS.”

The Buffered PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-13.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER BUFFERED PLUS

	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$
(1)	The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)	MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “”Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Additional Information About the Buffered PLUS—Use of Proceeds and Hedging” on PS-41.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Dual Directional Buffered PLUS due March 11, 2024 Based on the Worst Performing of the Common Stock of The Procter & Gamble Company, the Common Stock of The Coca-Cola Company and the Common Stock of Costco Wholesale Corporation, which we refer to as the Buffered PLUS, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Buffered PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Buffered PLUS at maturity is based upon the worst performing of the common stock of The Procter & Gamble Company, the common stock of The Coca-Cola Company and the common stock of Costco Wholesale Corporation, which we refer to as Procter & Gamble Stock, Coca-Cola Stock and Costco Stock, respectively, and collectively as the “underlying stocks.” The Buffered PLUS are for investors who seek a common stock-based return and who are willing to risk their principal, risk exposure to the worst performing of three underlying stocks and forgo current income and upside above the maximum payment at maturity in exchange for the leverage, buffer and absolute return features that in each case apply to a limited range of performance of the worst performing underlying stock. The Buffered PLUS provide a minimum payment at maturity of only 10% of the stated principal amount, and all payments on the Buffered PLUS are subject to our credit risk.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each Buffered PLUS costs $1,000	We are offering Dual Directional Buffered PLUS due March 11, 2024, Based on the Worst Performing of the Common Stock of The Procter & Gamble Company, the Common Stock of The Coca-Cola Company and the Common Stock of Costco Wholesale Corporation (the “Buffered PLUS”). The stated principal amount and issue price of each Buffered PLUS is $1,000.

The original issue price of each Buffered PLUS includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $950.70, or within $35.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount, the minimum payment at maturity and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount

Unlike ordinary debt securities, the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount. If the final share price of any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 10%, you will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in any underlying stock by an amount greater than the buffer amount will result in a loss, and potentially a significant loss, of your investment even if the other underlying stocks have appreciated or have not declined as much.

Your return on the Buffered PLUS is limited by the maximum payment at maturity	The return investors realize on the Buffered PLUS is limited by the maximum payment at maturity of at least $1,190.00 per Buffered PLUS (119.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Therefore, although the leverage factor provides 500% exposure to any increase in the final share price of the worst preforming underlying stock over its initial share price, any increase in the final share price of the worst preforming underlying stock over its initial share price by more than 3.80% of its initial share price will not further increase the return on the Buffered PLUS. See “Hypothetical Payout on the Buffered PLUS at Maturity” on PS-8.

Payment at maturity	At maturity, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final share price of each underlying stock, as compared to its initial share price, determined as follows:

•      If the final share price of each underlying stock is greater than its respective initial share price, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock)

subject to the maximum payment at maturity of at least $1,190.00 per Buffered PLUS (119.00% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date where,

leverage factor = 500%

share percent change = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock minus the initial share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share percent change	=	final share price –initial share price
initial share price

final share price = with respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of the valuation date,

initial share price = with respect to each underlying stock, as follows:
o	With respect to the Procter & Gamble Stock, $

o	With respect to the Coca-Cola Stock, $

o	With respect to the Costco Stock, $

and

adjustment factor = with respect to each underlying stock, 1.0, subject to change upon certain corporate events affecting such underlying stock.

• If the final share price of any underlying stock is less than or equal to its respective initial share price but the final share price of each underlying stock is greater than or equal to 90% of its respective initial share price, meaning that no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

$1,000 + ($1,000 × absolute share return of the worst performing underlying stock)

where,

absolute share return = the absolute value of the share percent change For example, a -5% share percent change will result in an absolute share return of 5%.
• If the final share price of any underlying stock is less than 90% of its respective initial share price, meaning that any underlying stock has decreased from its respective initial share price by an amount greater than the buffer amount of 10%, you will receive for each $1,000 stated principal amount of Buffered PLUS that you hold a payment at maturity equal to:

($1,000 × share performance factor of the worst performing underlying stock) + $100 where,

share performance factor = with respect to each underlying stock, a fraction, the numerator of which is the final share price of such underlying stock and the denominator of which is the initial share price of such underlying stock, as expressed by the following formula:

share performance factor	=	final share price
initial share price

You will lose 1% of the stated principal amount for every 1% of decline in the price of the worst performing underlying stock beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

You can review the historical prices of Procter & Gamble Stock, Coca-Cola Stock and Costco Stock for the period from January 1, 2020 through January 20, 2023 in the section of this pricing supplement entitled “Additional Information About the Buffered PLUS—Historical Information.” You cannot predict the future performance of Procter & Gamble Stock, Coca-Cola Stock or Costco Stock based on their historical performance.

The Buffered PLUS may come to be based on the closing prices of the common stocks of companies other than The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation	Following certain corporate events relating to the underlying stocks, such as a stock-for-stock merger where The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation Following certain other corporate events relating to Procter & Gamble Stock, Coca-Cola Stock or Costco Stock, such as a merger event where holders of such underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation, as applicable, in lieu of, or in addition to, such underlying stock. In the event of such a corporate event, the equity-linked nature of the Buffered PLUS would be significantly altered. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your Buffered PLUS.

The adjustment factors may be changed	During the term of the Buffered PLUS, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying stocks,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the Buffered PLUS is not equivalent to investing in Procter & Gamble Stock, Coca-Cola Stock or Costco Stock. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. In addition, you do not have the right to exchange your Buffered PLUS for the underlying stocks at any time.

Postponement of maturity date	If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

You may revoke your offer to purchase the Buffered PLUS prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the Buffered PLUS. You may revoke your offer to purchase the Buffered PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any material changes to the terms of the Buffered PLUS, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share prices, the final share prices, the share percent changes, the absolute share returns or the share performance factors, what, if any, adjustments should be made to the adjustment factors to reflect certain corporate and other events affecting an underlying stock, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of Buffered PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Buffered PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-42.

No affiliation with The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation	The Procter & Gamble Company, The Coca-Cola Company and Costco Wholesale Corporation are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the Buffered PLUS are obligations of ours and not of The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation.
Where you can find more information on the Buffered PLUS	The Buffered PLUS are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the Buffered PLUS, you should read the section of this pricing supplement called “Terms.” You should also read the “Additional Information About the Buffered PLUS” section. You should also read about the material risks involved in investing in Buffered PLUS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the Buffered PLUS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Buffered PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Buffered PLUS.

HYPOTHETICAL PAYOUTS ON THE BUFFERED PLUS AT MATURITY

The following hypothetical examples illustrate how to calculate the payment at maturity on the Buffered PLUS. The following examples are for illustrative purposes only. The actual initial share price for each underlying stock will be determined on January , 2023. The actual leverage factor will be determined on the pricing date. Any payment at maturity on the Buffered PLUS is subject to our credit risk. The below examples are based on the following terms:

•	Issue Price per Buffered PLUS: $1,000

•	Leverage Factor: 500%

•	Initial Share Price:

➢	With respect to the Procter & Gamble Stock: $130.00

➢	With respect to the Coca-Cola Stock: $60.00

➢	With respect to the Costco Stock: $500.00

•	Buffer Amount: 10%

•	Minimum Payment at Maturity: $100 per Buffered PLUS (10% of the Stated Principal Amount)

•	Hypothetical Maximum Payment at Maturity: $1,190.00 per Buffered PLUS

EXAMPLE 1: The final share price of each underlying stock is greater than its respective initial share price.

Final share price		Procter & Gamble Stock: $156.00

Coca-Cola Stock: $90.00

Costco Stock: $800.00

Share percent change		Procter & Gamble Stock: ($156.00 – $130.00) / $130.00= 20% Coca-Cola Stock: ($90.00 – $60.00) / $60.00 = 50% Costco Stock: ($800.00 – $500.00) / $500.00 = 60%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity

	=	$1,000 + ($1,000 × 500% × 20%), subject to the maximum payment at maturity

	=	$1,190.00

In example 1, the final share price of each of the Procter & Gamble Stock, Coca-Cola Stock and Costco Stock is greater than its respective initial share price. The Procter & Gamble Stock has appreciated by 20%, the Coca-Cola Stock has appreciated by 50% and the Costco Stock has appreciated by 60%. Therefore, investors receive at maturity the stated principal amount plus 500% of the appreciation of the worst performing underlying stock, which is the Procter & Gamble Stock in this example, subject to the maximum payment at maturity. Because the payment at maturity cannot exceed the maximum payment at maturity, investors receive $1,190 per Buffered PLUS at maturity.

EXAMPLE 2: The final share price of each underlying stock is greater than its respective initial share price.

Final share price		Procter & Gamble Stock: $136.50

Coca-Cola Stock: $66.00

Costco Stock: $510.00

Share percent change		Procter & Gamble Stock: ($136.50 – $130.00) / $130.00= 5% Coca-Cola Stock: ($66.00 – $60.00) / $60.00 = 10% Costco Stock: ($510.00 – $500.00) / $500.00 = 2%
Payment at maturity	=	$1,000 + ($1,000 × leverage factor × share percent change of the worst performing underlying stock), subject to the maximum payment at maturity

	=	$1,000 + ($1,000 × 500% × 2%), subject to the maximum payment at maturity

	=	$1,100.00

In example 2, the final share price of each of the Procter & Gamble Stock, Coca-Cola Stock and Costco Stock is greater than its respective initial share price. The Procter & Gamble Stock has appreciated by 5%, the Coca-Cola Stock has appreciated by 10% and the Costco Stock has appreciated by 2%. Therefore, investors receive at maturity the stated principal amount plus 500% of the appreciation of the worst performing underlying stock, which is the Costco Stock in this example, subject to the maximum payment at maturity. Investors receive $1,100 per Buffered PLUS at maturity.

EXAMPLE 3: The final share price of one underlying stock is greater than its respective initial share price while the final share prices of the other underlying stocks are less than their respective initial share prices, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%.

Final share price		Procter & Gamble Stock: $123.50

Coca-Cola Stock: $55.20

Costco Stock: $600.00

Share percent change		Procter & Gamble Stock: ($123.50 – $130.00) / $130.00 = -5% Coca-Cola Stock: ($55.20 – $60.00) / $60.00= -8% Costco Stock: ($600.00 – $500.00) / $500.00 = 20%

Payment at maturity	=	$1,000 + ($1,000 × absolute share return of the worst performing underlying stock)

	=	$1,000 + ($1,000 × 8%)

	=	$1,080

In example 3, the final share price of the Costco Stock is greater than its respective initial share price, while the final share prices of the Procter & Gamble Stock and the Coca-Cola Stock are less than their respective initial share prices. The Costco Stock has appreciated by 20%, the Procter & Gamble Stock has depreciated by 5% and the

Coca-Cola Stock has depreciated by 8%. No underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%. Therefore, investors receive at maturity the stated principal amount plus 100% of the absolute share return of the Coca-Cola Stock, which represents the worst performing underlying stock in this example. Investors receive $1,080 per Buffered PLUS at maturity. In this example, investors receive a positive return even though the Procter & Gamble Stock has declined by 5% and the Coca-Cola Stock has declined by 8% due to the absolute return feature of the Buffered PLUS and because no underlying stock has declined to below 90% of its initial share price.

EXAMPLE 4: The final share prices of two underlying stocks are greater than their respective initial share prices while the final share price of the other underlying stock is less than 90% of its respective initial share price.

Final share price		Procter & Gamble Stock: $78.00

Coca-Cola Stock: $66.00

Costco Stock: $525.00

Share percent change		Procter & Gamble Stock: ($78.00 – $130.00) / $130.00 = -40% Coca-Cola Stock: ($66.00 – $60.00) / $60.00 = 10% Costco Stock: ($525.00 – $500.00) / $500.00 = 5%
Share performance factor		Procter & Gamble Stock: $78.00 / $130.00 = 60% Coca-Cola Stock: $66.00 / $60.00 = 110% Costco Stock: $525.00 / $500.00 = 105%
Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock) + $100

	=	($1,000 × 60%) + $100

	=	$700

In example 4, the final share prices of the Coca-Cola Stock and the Costco Stock are greater than their respective initial share prices, while the final share price of the Procter & Gamble Stock is less than 90% of its respective initial share price. While the Coca-Cola Stock has appreciated by 10% and the Costco Stock has appreciated by 5%, the Procter & Gamble Stock has declined by 40%. Therefore, investors are exposed to the negative performance of the Procter & Gamble Stock, which is the worst performing underlying stock in this example, beyond the buffer amount of 10%, and receive a payment at maturity of $700 per Buffered PLUS. In this example, investors lose the benefit of the absolute return feature and are exposed to the negative performance of the worst performing underlying stock even though the other underlying stocks have appreciated in value by 10% and 5%, respectively, because the final share price of each underlying stock is not greater than or equal to 90% of its respective initial share price.

EXAMPLE 5: The final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%.

Final share price	Procter & Gamble Stock: $123.50

Coca-Cola Stock: $55.80

Costco Stock: $455.00

Share percent change		Procter & Gamble Stock: ($123.50 – $130.00) / $130.00 = -5% Coca-Cola Stock: ($55.80 – $60.00) / $60.00 = -7% Costco Stock: ($455.00 – $500.00) / $500.00 = -9%
Payment at maturity	=	$1,000 + ($1,000 × absolute share return of the worst performing underlying stock)

	=	$1,000 + ($1,000 × 9%)

	=	$1,090

In example 5, the final share price of each underlying stock is less than its respective initial share price, but no underlying stock has decreased from its initial share price by an amount greater than the buffer amount of 10%. The Procter & Gamble Stock has declined by 5%, the Coca-Cola Stock has declined by 7% and the Costco Stock has declined by 9%. Therefore, investors receive at maturity the stated principal amount plus 100% of the absolute share return of the Costco Stock, which represents the worst performing underlying stock in this example. Investors receive $1,090 per Buffered PLUS at maturity.

EXAMPLE 6: The final share price of each underlying stock is less than 90% of its respective initial share price.

Final share price		Procter & Gamble Stock: $65.00

Coca-Cola Stock: $24.00

Costco Stock: $150.00

Share percent change		Procter & Gamble Stock: ($65.00 – $130.00) / $130.00 = -50% Coca-Cola Stock: ($24.00 – $60.00) / $60.00 = -60% Costco Stock: ($150.00 – $500.00) / $500.00 = -70%
Share performance factor		Procter & Gamble Stock: $65.00 / $130.00 = 50% Coca-Cola Stock: $24.00 / $60.00 = 40% Costco Stock: $150.00 / $500.00 = 30%
Payment at maturity	=	($1,000 × share performance factor of the worst performing underlying stock) + $100

	=	($1,000 × 30%) + $100

	=	$400

In example 6, the final share price of each of the Procter & Gamble Stock, Coca-Cola Stock and Costco Stock is less than its respective initial share price by an amount greater than the buffer amount of 10%. The Procter & Gamble Stock has declined by 50%, the Coca-Cola Stock has declined by 60% and the Costco Stock has declined by 70%. Therefore, investors are exposed to the negative performance of the Costco Stock, which is the worst performing underlying stock in this example, beyond the buffer amount of 10%, and receive a payment at maturity of $400 per Buffered PLUS.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying stocks, a decline in ANY underlying stock by an amount greater than the buffer amount of 10% will result in a loss, and potentially a significant loss, of your investment, even if the other underlying stocks have appreciated or have not declined as much. You could lose up to 90% of your investment.

RISK FACTORS

The Buffered PLUS are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the Buffered PLUS do not pay interest or guarantee the full return of principal at maturity. The return that investors realize on the Buffered PLUS is limited by the maximum payment at maturity. Investing in the Buffered PLUS is not equivalent to investing in Procter & Gamble Stock, Coca-Cola Stock or Costco Stock. This section describes the material risks relating to the Buffered PLUS. For a complete list of risk factors, please also see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the Buffered PLUS are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Buffered PLUS

The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount	The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final share price of any underlying stock is less than 90% of its initial share price, the absolute return feature will no longer be available and you will instead receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the worst performing underlying stock from its initial share price, plus $100 per Buffered PLUS. Accordingly, investors may lose up to 90% of the stated principal amount of the Buffered PLUS. See “Hypothetical Payouts on the Buffered PLUS at Maturity” beginning on PS–8.

Your appreciation potential is limited	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $1,190.00 per Buffered PLUS, or 119.00% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 500% exposure to any increase in the final share price of the worst preforming underlying stock over its initial share price, because the payment at maturity will be limited to 119.00% of the stated principal amount for the Buffered PLUS, any increase in the final share price of the worst preforming underlying stock over its initial share price by more than 3.80% of its initial share price will not further increase the return on the Buffered PLUS. See “Hypothetical Payout on the Buffered PLUS at Maturity” on PS–7.

The market price of the Buffered PLUS may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including:

•      the market prices of the underlying stocks at any time;

• the volatility (frequency and magnitude of changes in price) of the underlying stocks;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation and the price of Procter & Gamble Stock, Coca-Cola Stock and Costco Stock, respectively;

• interest and yield rates in the market;

• the dividend rates on the underlying stocks, if any;

• the time remaining until the Buffered PLUS mature;

• the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factors; and

• any actual or anticipated changes in our credit ratings or credit spreads.

The prices of the underlying stocks may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

Some or all of these factors will influence the price that you will receive if you sell your Buffered PLUS prior to maturity. For example, you may have to sell your Buffered PLUS at a substantial discount from the stated principal amount of $1,000 per Buffered PLUS if the closing price(s) of one or more of the underlying stocks at the time of sale are near or below their respective closing prices on the pricing date, or if market interest rates rise. You cannot predict the future performance of the underlying stocks based on their historical performance. There can be no assurance that the final share price of each underlying stock will be equal to or greater than 90% of its respective initial share price such that you will not suffer a loss on your initial investment in the Buffered PLUS. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. In addition, there can be no assurance that the final share price of the worst preforming underlying stock will not increase beyond 103.80% of its initial share price, in which case you will receive only the maximum payment at maturity. Although the leverage factor provides 500% exposure to any increase in the final share price of the worst preforming underlying stock over its initial share price, because the payment at maturity will be limited to 119.00% of the stated principal amount for the Buffered PLUS, any increase in the final share price of the worst preforming underlying stock over its initial share price by more than 3.80% of its initial share price will not further increase the return on the Buffered PLUS.

The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS	You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable on the Buffered PLUS is not linked to the prices of the underlying stocks at any time other than the valuation date	The final share price of each underlying stock will be the closing price of such underlying stock on the valuation date. Even if the price of each underlying stock appreciates prior to the valuation date but the price of any underlying stock then drops by the valuation date to less than 90% of its initial share price, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the prices of the underlying stocks prior to such drop. Although the actual prices of the underlying stocks on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than their respective final share prices, the payment at maturity will be based solely on the closing prices of the underlying stocks on the valuation date.

Investing in the Buffered PLUS is not equivalent to investing in Procter & Gamble Stock, Coca-Cola Stock or Costco Stock	Investing in the Buffered PLUS is not equivalent to investing in Procter & Gamble Stock, Coca-Cola Stock or Costco Stock. As an investor in the Buffered PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the underlying stocks. As a result, any return on the Buffered PLUS will not reflect the return you would realize if you actually owned shares of the underlying stocks and received the dividends paid or distributions made on them.

The Buffered PLUS may come to be based on the closing prices of the common stocks of companies other than The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation	Following certain corporate events relating to Procter & Gamble Stock, Coca-Cola Stock or Costco Stock, such as a merger event where holders of an underlying stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such underlying stock, you will receive at maturity an amount based on the closing prices of the common stocks of three companies in the same industry group as The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation, as applicable, in lieu of, or in addition to, Procter & Gamble Stock, Coca-Cola Stock or Costco Stock. Following certain other corporate events, such as a stock-for-stock merger where The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock of a successor corporation to The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation, as applicable. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the Buffered PLUS.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the

PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices	Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS may be influenced by many unpredictable factors” above.

The Buffered PLUS will not be listed and secondary trading may be limited	The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS	As calculation agent, MS & Co. will determine the initial share prices and the final share prices, including whether any underlying stock has decreased to below 90% of its respective initial share price, whether a market disruption event has occurred or any antidilution adjustment is required, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the final share prices. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms—Initial Share Price,” “—Final Share Price,” “—Valuation Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS	One or more of our affiliates expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the underlying stocks), including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day on which the initial share price of each underlying stock is determined could potentially increase the initial share price of any underlying stock and, therefore, could increase the price at or above which such underlying stock must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS (depending also on the performance of the other underlying stocks). Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of any underlying stock on the valuation date and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying stocks).

The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain

Please note that the discussions in this document concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this document, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this document and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Stocks

You are exposed to the price risk of each of the underlying stocks	Your return on the Buffered PLUS it not linked to a basket consisting of the underlying stocks. Rather, it will be based upon the independent performance of each underlying stock. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each of the underlying stocks. The underlying stocks may represent companies from different sectors, and it may therefore be more likely that any underlying stock will perform poorly than if the underlying stocks were all from the same sector. Poor performance by any underlying stock over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying stocks. If any underlying stock declines to below 90% of its respective initial share price as of the valuation date, you will lose some or a substantial portion of your investment, even if the other underlying stocks have appreciated or have not declined as much. Accordingly, your investment is subject to the price risk of each of the underlying stocks.

Because the Buffered PLUS are linked to the performance of the worst performing of the underlying stocks, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered PLUS were linked to just one of the underlying stocks	The risk that you will suffer a loss on your investment is greater if you invest in the Buffered PLUS as opposed to substantially similar securities that are linked to the performance of just one of the underlying stocks. With three underlying stocks, it is more likely that any underlying stock will decline to below 90% of its respective initial share price as of the valuation date than if the Buffered PLUS were linked to only one of the underlying stocks. Therefore it is more likely that you will suffer a loss on your investment.

We are not affiliated with The Procter & Gamble	The Procter & Gamble Company, The Coca-Cola Company and Costco Wholesale Corporation are not affiliates of ours and are not involved with this offering in any

Company, The Coca-Cola Company or Costco Wholesale Corporation	way. Consequently, we have no ability to control the actions of The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. The Procter & Gamble Company, The Coca-Cola Company and Costco Wholesale Corporation have no obligation to consider your interests as an investor in the Buffered PLUS in taking any corporate actions that might affect the value of your Buffered PLUS. None of the money you pay for the Buffered PLUS will go to The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation.

We may engage in business with or involving The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation without regard to your interests	We or our affiliates may presently or from time to time engage in business with The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation without regard to your interests, including extending loans to, or making equity investments in, The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation or its affiliates or subsidiaries or providing advisory services to The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about The Procter & Gamble Company, The Coca-Cola Company or Costco Wholesale Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Procter & Gamble Stock, Coca-Cola Stock or Costco Stock. These research reports may or may not recommend that investors buy or hold the underlying stock(s).

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stocks	MS & Co., as calculation agent, will adjust the adjustment factors for certain events affecting the underlying stocks, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the underlying stocks. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the underlying stocks. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the prices of the underlying stocks by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the Buffered PLUS and your return on the Buffered PLUS may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Buffered PLUS. For example, if the record date for a regular cash dividend were to occur on or shortly before the valuation date, this may decrease the final share price of any underlying stock to be less than its 90% of its respective initial share price (resulting in a loss of some or up to 90% of your investment in the Buffered PLUS), materially and adversely affecting your return.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Buffered PLUS” refers to each Stated Principal Amount of the Dual Directional Buffered PLUS due March 11, 2024 Based on the Worst Performing of the Common Stock of The Procter & Gamble Company, the Common Stock of The Coca-Cola Company and the Common Stock of Costco Wholesale Corporation. We refer to the Common Stock of The Procter & Gamble Company as the Procter & Gamble Stock, the Common Stock of The Coca-Cola Company as the Coca-Cola Stock and the Common Stock of Costco Wholesale Corporation as the Costco Stock, and we refer to the Procter & Gamble Stock, the Coca-Cola Stock and the Costco Stock collectively as the “Underlying Stocks.”

Aggregate Principal Amount	$

Pricing Date	February 6, 2023

Original Issue Date (Settlement Date)	February 9, 2023 (3 Business Days after the Pricing Date)

Maturity Date	March 11, 2024, provided that, if due to non-Trading Days, a Market Disruption Event or otherwise, the Final Share Price with respect to any Underlying Stock is determined on a date that is less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the date on which the Final Share Price of such Underlying Stock has been determined. See “—Valuation Date” below.

Issue Price	$1,000 per Buffered PLUS

Stated Principal Amount	$1,000 per Buffered PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61774TSB9

ISIN Number	US61774TSB97

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Buffered PLUS an amount in cash equal to:

(i)	if the Final Share Price of each Underlying Stock is greater than its respective Initial Share Price, subject to the Maximum Payment at Maturity,

$1,000 + ($1,000 × Leverage Factor × Share Percent Change of the Worst Performing Underlying Stock); or

(ii)	If the Final Share Price of any Underlying Stock is less than or equal to its respective Initial Share Price but the Final Share Price of each Underlying Stock is greater than or equal to 90% of its respective Initial Share Price, meaning that no Underlying Stock has decreased from its Initial Share Price by an amount greater than the Buffer Amount of 10%,

$1,000 + ($1,000 × Absolute Share Return of the Worst Performing Underlying Stock); or

(iii)	If the Final Share Price of any Underlying Stock is less than 90% of its respective Initial Share Price, meaning that any Underlying Stock has decreased from its respective Initial Share Price by an amount greater than the Buffer Amount of 10%,

($1,000 × Share Performance Factor of the Worst Performing Underlying Stock) + $100.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the Trustee for delivery to DTC, as holder of the Buffered PLUS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See Additional Information About the Buffered PLUS“—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor	500%

Maximum Payment at Maturity	At least $1,190.00 per Buffered PLUS (119.00% of the Stated Principal Amount). The actual Maximum Payment at Maturity will be determined on the Pricing Date.

Buffer Amount	10%. As a result of the Buffer Amount of 10%, the price at or above which each of the Underlying Stocks must close on the Valuation Date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is as follows:

With respect to the Procter & Gamble Stock, $ , which is 90% of its Initial Share Price.

With respect to the Coca-Cola Stock, $ , which is 90% of its Initial Share Price.

With respect to the Costco Stock, $ , which is 90% of its Initial Share Price.

Minimum Payment at Maturity	$100 per Buffered PLUS (10% of the Stated Principal Amount)

Worst Performing Underlying Stock	The Underlying Stock with the lowest Share Percent Change.

Share Percent Change	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock minus the Initial Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Percent Change	=	Final Share Price – Initial Share Price
Initial Share Price

Absolute Share Return	The absolute value of the Share Percent Change.

Share Performance Factor	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price of such Underlying Stock and the denominator of which is the Initial Share Price of such Underlying Stock, as expressed by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	With respect to the Procter & Gamble Stock, $ .

With respect to the Coca-Cola Stock, $ .

With respect to the Costco Stock, $ .

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of an Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed,

(ii)	if such Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii)	if such Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price for such affected Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Alternate Exchange Calculation in Case of an Event of Default” and “—Antidilution Adjustments” below.

Final Share Price	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock times the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the Valuation Date.

Adjustment Factor	With respect to each Underlying Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Valuation Date	March 6, 2024. If, however, the scheduled Valuation Date is not a Trading Day, the Valuation Date will be postponed to the next Trading Day.

If the scheduled Valuation Date is not a trading day with respect to any Underlying Stock or if there is a market disruption event on such day with respect to any Underlying Stock, the Valuation Date for such Underlying Stock shall be the next succeeding trading day with respect to such Underlying Stock on which there is no market disruption event with respect to such Underlying Stock; provided that if a market disruption event with respect to an Underlying Stock has occurred on each of the five consecutive trading days immediately succeeding such scheduled Valuation Date, then (i) such fifth succeeding trading day shall be deemed to be the relevant Valuation Date for that disrupted Underlying Stock notwithstanding the occurrence of a market disruption event with respect to such Underlying Stock on such day and (ii) with respect to any such fifth trading day on which a market disruption event occurs with respect to such

Underlying Stock, the Calculation Agent shall determine the final share price of such Underlying Stock on such fifth trading day based on the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Final Share Price of such Underlying Stock shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day	With respect to each Underlying Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Prices, the Final Share Prices, the Share Performance Factors, the Absolute Share Returns, the Share Percent Changes, the Payment at Maturity, whether to make any adjustments to the Adjustment Factors or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default,” “—Market Disruption Event” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to any Underlying Stock:

(i) the occurrence or existence of any of:

(a)       a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)       a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)       the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to that Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered PLUS.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the options contract on such Underlying Stock shall not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Antidilution Adjustments	The Adjustment Factor with respect to an Underlying Stock will be adjusted as follows:

1.       If such Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

2.       If such Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or (ii) to a distribution of such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock (the relevant “Underlying Stock Issuer”) then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor will be adjusted so that the new Adjustment Factor shall equal the prior Adjustment Factor plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor.

3.       If the applicable Underlying Stock Issuer issues rights or warrants to all holders of such Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share less than the Closing Price of that Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Buffered PLUS, then the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4.       There will be no required adjustments to the Adjustment Factors to reflect cash dividends or other distributions paid with respect to an Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the first sentence of paragraph 5 and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to an Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend (such Closing Price, the “Base Closing Price”). Subject to the following sentence, if an Extraordinary Dividend occurs with respect to an Underlying Stock, the Adjustment Factor with respect to such Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Base Closing Price, and the denominator of which is the amount by which the Base Closing Price exceeds the Extraordinary Dividend Amount. If any Extraordinary Dividend Amount is at least 35% of the Base Closing Price, then, instead of adjusting the Adjustment Factor, the amount payable at maturity will be determined as described in paragraph 5 below, and the Extraordinary Dividend will be allocated to Reference Basket Stocks in accordance with the procedures for a Reference Basket Event as described in clause (c)(ii) of paragraph 5 below. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. The value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination shall be conclusive in the absence of manifest error. A distribution on such Underlying Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5.       With respect to one or more of the Underlying Stocks, any of the following shall constitute a “Reorganization Event”: (i) such Underlying Stock is reclassified or changed, including, without limitation, as a result of the issuance of any tracking stock by the applicable Underlying Stock Issuer, (ii) the applicable Underlying Stock Issuer has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) the applicable Underlying Stock Issuer completes a statutory exchange of securities with another corporation (other than pursuant to clause (ii) above), (iv) the applicable Underlying Stock Issuer is liquidated, (v) the applicable Underlying Stock Issuer issues to all of its shareholders equity securities of an issuer other than the applicable Underlying Stock Issuer, respectively (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spinoff Stock”) or (vi) such Underlying Stock is the subject of a tender or exchange offer or going private transaction on all of the outstanding shares. If any Reorganization Event occurs, in each case as a result of which the holders of such Underlying Stcok receive any equity security listed on a national securities exchange or traded on Nasdaq (a “Marketable Security”), other securities or other property, assets or cash (collectively, “Exchange Property”), the amount payable at maturity with respect to the stated principal amount of each Buffered PLUS following the effective date for such Reorganization Event (or, if applicable, in the case of Spinoff Stock, the ex-dividend date for the distribution of such Spinoff Stock) and any required adjustment to the applicable Adjustment Factor will be determined in accordance with the following:

(a)       if such Underlying Stock continues to be outstanding, such Underlying Stock (if applicable, as reclassified upon the issuance of any tracking stock) at the Adjustment Factor in effect on the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for any distributions described under clause (c)(i) below); and

(b)       for each Marketable Security received in such Reorganization Event (each a “New Stock”), including the issuance of any tracking stock or Spinoff Stock or the receipt of any stock received in exchange for such Underlying Stock, the number of shares of the New Stock received with respect to one share of that Underlying Stock multiplied by the Adjustment Factor for such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event (the “New Stock Exchange Ratio”), as adjusted to the third Trading Day prior to the scheduled Maturity Date (taking into account any adjustments for distributions described under clause (c)(i) below); and

(c) for any cash and any other property or securities other than Marketable Securities received in such Reorganization Event (the “Non-Stock Exchange Property”),

(i)       if the combined value of the amount of Non-Stock Exchange Property received per share of such Underlying Stock, as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event (the “Non-Stock Exchange Property Value”), by holders of that Underlying Stock is less than 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, a number of shares of such Underlying

Stock, if applicable, and of any New Stock received in connection with such Reorganization Event, if applicable, in proportion to the relative Closing Prices of such Underlying Stock and any such New Stock, and with an aggregate value equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event, based on such Closing Prices, in each case as determined by the Calculation Agent in its sole discretion on the effective date of such Reorganization Event; and the number of such shares of such Underlying Stock or any New Stock determined in accordance with this clause (c)(i) will be added at the time of such adjustment to the Adjustment Factor in subparagraph (a) above and/or the New Stock Adjustment Factor in subparagraph (b) above, as applicable, or

(ii)       if the Non-Stock Exchange Property Value is equal to or exceeds 25% of the Closing Price of such Underlying Stock on the Trading Day immediately prior to the effective date of the Reorganization Event or, if such Underlying Stock is surrendered exclusively for Non-Stock Exchange Property (in each case, a “Reference Basket Event”), an initially equal-dollar weighted basket of three Reference Basket Stocks (as defined below) with an aggregate value on the effective date of such Reorganization Event equal to the Non-Stock Exchange Property Value multiplied by the Adjustment Factor in effect for such Underlying Stock on the Trading Day immediately prior to the effective date of such Reorganization Event. The “Reference Basket Stocks” will be the three stocks with the largest market capitalization among the stocks that then constitute the Russell 3000® Index (or, if publication of such index is discontinued, any successor or substitute index selected by the Calculation Agent in its sole discretion) with the same primary Standard Industrial Classification Code (“SIC Code”) as the applicable Underlying Stock Issuer; provided, however, that a Reference Basket Stock will not include any stock that is subject to a trading restriction under the trading restriction policies of Morgan Stanley or any of its affiliates that would materially limit the ability of Morgan Stanley or any of its affiliates to hedge the Buffered PLUS with respect to such stock (a “Hedging Restriction”); provided further that if three Reference Basket Stocks cannot be identified from the Russell 3000® Index by primary SIC Code for which a Hedging Restriction does not exist, the remaining Reference Basket Stock(s) will be selected by the Calculation Agent from the largest market capitalization stock(s) within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the applicable Underlying Stock Issuer. Each Reference Basket Stock will be assigned a Basket Stock Adjustment Factor equal to the number of shares of such Reference Basket Stock with a Closing Price on the effective date of such Reorganization Event equal to the product of (a) the Non-Stock Exchange Property Value, (b) the Adjustment Factor in effect for such Underlying Stock on the

Trading Day immediately prior to the effective date of such Reorganization Event and (c) 0.3333333.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or any Reorganization Event described in this paragraph 5, the applicable Final Share Price used to calculate the amount payable at maturity with respect to the Stated Principal Amount of each Buffered PLUS will be the sum of:

(x)       if applicable, the Closing Price of such Underlying Stock times the Adjustment Factor then in effect; and

(y)       if applicable, for each New Stock, the Closing Price of such New Stock times the New Stock Adjustment Factor then in effect for such New Stock; and

(z)       if applicable, for each Reference Basket Stock, the Closing Price for such Reference Basket Stock times the Basket Stock Adjustment Factor then in effect for such Reference Basket Stock.

In each case, the applicable Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be determined by the Calculation Agent on the Valuation Date.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the allocation of any Extraordinary Dividend to Reference Basket Stocks pursuant to paragraph 4 above or the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to the applicable “Underlying Stock” under “—Closing Price” and “—Market Disruption Event” shall be deemed to also refer to any New Stock or Reference Basket Stock, and (ii) all other references in this pricing supplement to the applicable “Underlying Stock” shall be deemed to refer to the Exchange Property upon whose value the Payment at Maturity is thereafter based and references to a “share” or “shares” of such Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, including any New Stock or Reference Basket Stock, unless the context otherwise requires. The New Stock Adjustment Factor(s) or Basket Stock Adjustment Factors resulting from any Reorganization Event described in paragraph 5 above or similar adjustment under paragraph 4 above shall be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

If a Reference Basket Event occurs, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the occurrence of such Reference Basket Event and of the three Reference Basket Stocks selected as promptly as possible and in no event later than five Business Days after the date of the Reference Basket Event.

No adjustments to any Adjustment Factor (including for this purpose, any New Stock Adjustment Factor or Basket Stock Adjustment Factor) will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. Adjustments to the Adjustment Factors will be made up to the close of business on the Valuation Date.

No adjustments to any Adjustment Factor or method of calculating any Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Price of an Underlying Stock, including, without limitation, a partial tender or exchange offer for an Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factors, any New Stock Adjustment Factor or Basket Stock Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to any Adjustment Factor, or to the method of calculating the amount payable at maturity of the Buffered PLUS made pursuant to paragraph 5 above, upon written request by any investor in the Buffered PLUS.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Buffered PLUS will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Buffered PLUS (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Buffered PLUS as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Buffered PLUS. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Buffered PLUS in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Buffered PLUS, which we describe below, the holders of the Buffered PLUS and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Buffered PLUS is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Buffered PLUS as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Buffered PLUS.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

ADDITIONAL INFORMATION ABOUT THE BUFFERED PLUS

Interest Rate	None

Book Entry Note or Certificated Note	Book Entry. The Buffered PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Buffered PLUS. Your beneficial interest in the Buffered PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Buffered PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Procter & Gamble Stock; Public Information	The Procter & Gamble Company manufactures and markets consumer products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. Procter & Gamble Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by The Procter & Gamble Company pursuant to the Exchange Act can be located by reference to Commission file number 001-00434. In addition, information regarding The Procter & Gamble Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to Procter & Gamble Stock or other securities of The Procter & Gamble Company. We have derived all disclosures contained in this pricing supplement regarding The Procter & Gamble Company from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to The Procter & Gamble Company in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding The Procter & Gamble Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Procter & Gamble Stock (and therefore the price of Procter & Gamble Stock at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning The Procter & Gamble Company could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Procter & Gamble Stock.

We and/or our affiliates may presently or from time to time engage in business with The Procter & Gamble Company, including extending loans to, or making equity investments in, The Procter & Gamble Company or providing advisory services to The Procter & Gamble Company, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to The Procter & Gamble Company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to The Procter & Gamble Company, and the reports may or may not recommend that investors buy or hold Procter & Gamble Stock. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of The Procter & Gamble Company as in your judgment is appropriate to make an informed decision with respect to an investment linked to Procter & Gamble Stock.

Coca-Cola Stock; Public Information	The Coca-Cola Company is a beverage company. Coca-Cola Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by The Coca-Cola Company pursuant to the Exchange Act can be located by reference to Commission file number 001-02217. In addition, information regarding The Coca-Cola Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to Coca-Cola Stock or other securities of The Coca-Cola Company. We have derived all disclosures contained in this pricing supplement regarding The Coca-Cola Company from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to The Coca-Cola Company in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding The Coca-Cola Company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Coca-Cola Stock (and therefore the price of Coca-Cola Stock at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning The Coca-Cola Company could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Coca-Cola Stock.

We and/or our affiliates may presently or from time to time engage in business with The Coca-Cola Company, including extending loans to, or making equity investments in, The Coca-Cola Company or providing advisory services to The Coca-Cola Company, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to The Coca-Cola Company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to The Coca-Cola Company, and the reports may or may not recommend that investors buy or hold Coca-Cola Stock. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of The Coca-Cola Company as in your judgment is appropriate to make an informed decision with respect to an investment linked to Coca-Cola Stock.

Costco Stock; Public Information	Costco Wholesale Corporation operates a chain of membership warehouses that offer a limited selection of nationally branded and private-label products. Costco Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is.www.sec.gov. Information provided to or filed with the Commission by Costco Wholesale Corporation pursuant to the

Exchange Act can be located by reference to Commission file number 000-20355. In addition, information regarding Costco Wholesale Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to Costco Stock or other securities of Costco Wholesale Corporation. We have derived all disclosures contained in this pricing supplement regarding Costco Wholesale Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Costco Wholesale Corporation in connection with the offering of the Buffered PLUS. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Costco Wholesale Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Costco Stock (and therefore the price of Costco Stock at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Costco Wholesale Corporation could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of Costco Stock.

We and/or our affiliates may presently or from time to time engage in business with Costco Wholesale Corporation, including extending loans to, or making equity investments in, Costco Wholesale Corporation or providing advisory services to Costco Wholesale Corporation, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Costco Wholesale Corporation, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Costco Wholesale Corporation, and the reports may or may not recommend that investors buy or hold Costco Stock. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of Costco Wholesale Corporation as in your judgment is appropriate to make an informed decision with respect to an investment linked to Costco Stock.

Historical Information	The following tables set forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of Procter & Gamble Stock, Coca-Cola Stock and Costco Stock for each quarter in the period from January 1, 2020 through January 20, 2023. The graphs following each Underlying Stock’s historical table set forth the historical performance of the respective Underlying Stock for the same period. On January 20, 2023, the Closing Price for the Procter & Gamble Stock was $142.97, the Closing Price for the Coca-Cola Stock was $60.08 and the Closing Price for the Costco Stock was $480.11. We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification. The historical prices of the Underlying Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Underlying Stocks on the Valuation Date. The price of the Worst Performing Underlying Stock may decrease below 90% of its respective Initial Share Price so that you will receive a Payment at Maturity that is less than the stated principal amount of the Buffered PLUS. In addition, you will not benefit from any increase in the Final Share Price of the worst preforming underlying stock above 103.80% of its Initial Share Price because of the Maximum Payment at Maturity.

If the Final Share Price of any Underlying Stock is less than 90% of its respective Initial Share Price, you will lose some, and up to 90%, of your investment.

The Procter & Gamble Company

Historical High, Low and Period End Closing Prices

January 1, 2020 through January 20, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	127.14	97.70	110.00
Second Quarter	124.69	109.33	119.57
Third Quarter	140.51	119.98	138.99
Fourth Quarter	144.49	135.51	139.14
2021
First Quarter	140.16	122.15	135.43
Second Quarter	138.43	131.18	134.93
Third Quarter	145.68	135.24	139.80
Fourth Quarter	164.19	138.79	163.58
2022
First Quarter	164.21	143.22	152.80
Second Quarter	163.65	132.36	143.79
Third Quarter	149.93	126.25	126.25
Fourth Quarter	153.95	123.76	151.56
2023
First Quarter (through January 20, 2023)	153.92	142.42	142.97

The following graph shows the daily Closing Prices of Procter & Gamble Stock from January 1, 2018 through January 20, 2023. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of Procter & Gamble Stock may have been adjusted for stock splits and other corporate events. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Procter & Gamble Stock
January 1, 2018 through January 20, 2023

The Coca-Cola Company
Historical High, Low and Period End Closing Prices
January 1, 2020 through January 20, 2023

	High ($)	Low ($)	Period End ($)
2020
First Quarter	60.13	37.56	44.25
Second Quarter	49.85	42.12	44.68
Third Quarter	51.19	43.91	49.37
Fourth Quarter	54.84	47.96	54.84
2021
First Quarter	53.85	48.15	52.71
Second Quarter	56.24	52.51	54.11
Third Quarter	57.48	52.47	52.47
Fourth Quarter	59.21	52.30	59.21
2022
First Quarter	62.85	57.88	62.00
Second Quarter	66.21	59.07	62.91
Third Quarter	65.22	56.02	56.02
Fourth Quarter	64.35	54.39	63.61
2023
First Quarter (through January 20, 2023)	63.40	59.72	60.08

The following graph shows the daily Closing Prices of Coca-Cola Stock from January 1, 2018 through January 20, 2023. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of Coca-Cola Stock may have been adjusted for stock splits and other corporate events. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Coca-Cola Stock
January 1, 2018 through January 20, 2023

Costco Wholesale Corporation
Historical High, Low and Period End Closing Prices
January 1, 2020 through January 20, 2023
	High ($)	Low ($)	Period End ($)
2020
First Quarter	324.08	279.85	285.13
Second Quarter	321.56	286.78	303.21
Third Quarter	358.86	304.75	355.00
Fourth Quarter	391.77	355.01	376.78
2021
First Quarter	380.15	311.42	352.48
Second Quarter	398.79	354.94	395.67
Third Quarter	467.75	394.53	449.35
Fourth Quarter	567.77	440.14	567.70
2022
First Quarter	576.47	477.32	575.85
Second Quarter	608.05	416.43	479.28
Third Quarter	560.96	466.40	472.27
Fourth Quarter	539.25	452.99	456.50
2023
First Quarter (through January 20, 2023)	486.77	450.19	480.11

The following graph shows the daily Closing Prices of Costco Stock from January 1, 2018 through January 20, 2023. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices of Costco Stock may have been adjusted for stock splits and other corporate events. The historical Closing

Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Valuation Date.

Historical Daily Closing Prices of Costco Stock
January 1, 2018 through January 20, 2023

Use of Proceeds and Hedging	The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the day on which the Initial Share Price of each Underlying Stock is determined, we expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in the Underlying Stocks or in options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price of any Underlying Stock, and therefore could increase the price at or above which such Underlying Stock must close so that you do not suffer a loss on your initial investment in the Buffered PLUS (depending also on the performance of the other Underlying Stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS by purchasing and selling the Underlying Stocks, futures or options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of any Underlying Stock and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity (depending also on the performance of the other Underlying Stocks).

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS, including the Leverage Factor, such that for each Buffered PLUS the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Buffered PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Buffered PLUS. Specifically, the Agent may sell more Buffered PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the Buffered PLUS for its own account. The Agent must close out any naked short position by purchasing the Buffered PLUS in the open market after the offering. A naked short position in the Buffered PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Buffered PLUS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Buffered PLUS in the open market to stabilize the price of the Buffered PLUS. Any of these activities may raise or maintain the market price of the Buffered PLUS above independent market prices or prevent or retard a decline in the market price of the Buffered PLUS. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Buffered PLUS. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered PLUS issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Buffered PLUS. This discussion applies only to investors in the Buffered PLUS who:

•	purchase the Buffered PLUS in the original offering; and

•	hold the Buffered PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the Buffered PLUS as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Buffered PLUS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Buffered PLUS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Buffered PLUS to you.

In addition, we will not attempt to ascertain whether any issuer of the shares to which a Buffered PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying

Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a Non-U.S. Holder (as defined below) upon the sale, exchange or settlement of the Buffered PLUS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered PLUS is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this document, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Buffered PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Buffered PLUS or instruments that are similar to the Buffered PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered PLUS (including possible alternative treatments of the Buffered PLUS). Unless otherwise stated, the following discussion is based on the treatment of the Buffered PLUS as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Buffered PLUS

Assuming the treatment of the Buffered PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered PLUS should equal the amount paid by the U.S. Holder to acquire the Buffered PLUS.

Sale, Exchange or Settlement of the Buffered PLUS. Upon a sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered PLUS sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Buffered PLUS

Due to the absence of authorities that directly address the proper tax treatment of the Buffered PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Buffered PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Buffered PLUS, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the

Buffered PLUS. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Buffered PLUS would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Buffered PLUS are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Buffered PLUS. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Buffered PLUS at maturity and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Buffered PLUS and the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered PLUS that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Buffered PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS

In general. Assuming the treatment of the Buffered PLUS as set forth above is respected, and subject to the discussions below concerning backup withholding and the possible application of Section 871(m) of the Code and the discussion above concerning the possible application of Section 897 of the Code, a Non-U.S. Holder of the Buffered PLUS generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussions regarding the possible application of Sections 871(m) and 897 of the Code and FATCA, if all or any portion of a Buffered PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered PLUS would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered PLUS (or a financial institution holding a Buffered PLUS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Buffered PLUS should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered PLUS, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Buffered PLUS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussions below regarding Section 871(m) and FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Buffered PLUS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Buffered PLUS and current market conditions, we expect that the Buffered PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Buffered PLUS may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Buffered PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Buffered PLUS at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Buffered PLUS. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Buffered PLUS – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Buffered PLUS were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Buffered PLUS. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Buffered PLUS, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Buffered PLUS.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Buffered PLUS.